AMENDED AND RESTATED
                           BASIC AGREEMENT
           (Holiday Inn Hurstbourne, Louisville, Kentucky)


     THIS AGREEMENT is made as of August 14, 1995, by and among RIDGEWOOD PROPERTIES, INC., a Delaware corporation ("Operator"), RIDGEWOOD HOTELS, INC., a Georgia corporation ("Operator Subsidiary"), RW HOTEL INVESTMENT PARTNERS, L.P., a Delaware limited partnership ("Investor"). Operator and Operator Subsidiary are sometimes herein individually and collectively called "Developer".

                          R E C I T A L S:

     A. Developer has expertise in acquiring, refurbishing, operating and selling Holiday Inn hotels.

     B. Developer has entered into that certain agreement (the "Purchase Agreement") captioned "CONTRACT FOR THE PURCHASE AND SALE OF PROPERTY", dated July 7, 1995, by and among Operator, as purchaser, Fox Fire L.L.C., an Arizona limited liability company, as seller, and Lawyers Title Insurance Corporation, as escrow agent, providing for the sale of a Holiday Inn known as the "Holiday Inn Hurstbourne" and located near Louisville, in Jefferson County, Kentucky, a copy of which agreement is attached as Exhibit "A".

     C. Developer and Investor desire to form a partnership and to cause such partnership to acquire, refurbish, operate and sell such hotel, all upon and subject to the terms and conditions hereinafter set forth.

     IN VIEW OF THE FOREGOING FACTS, and in consideration of the respective undertakings of the parties hereto, it is hereby agreed as follows:

         ARTICLE I   FORMATION AND FINANCING OF PARTNERSHIP

     Section 1.1 Formation of Partnership. On the "Closing Date" (as hereinafter defined), Operator Subsidiary, Developer and
Investor shall enter into a partnership agreement (the "Partnership Agreement") of RW Hotel Partners, L.P., a Delaware limited partnership (the "Partnership"), in substantially the form of Exhibit "B", which shall be effective, if at all, if and only if the "Closing" (as hereinafter defined) occurs.

     Section 1.2 Business Plan and Budgets. The Partnership Agreement contemplates a "Business Plan", an "Operating Budget" and a "Rehab Budget". Such items are to be completed and attached as an exhibit to the Partnership Agreement, but have not yet been completed as of the date hereof. Developer shall use diligent efforts to prepare such items for submission to Investor for its approval and to finalize the same as promptly as possible in a manner satisfactory to all parties hereto.

     Section 1.3 Obligation to Seek Credit Facility. Developer shall use diligent efforts to obtain on behalf of the Partnership a credit facility in accordance with the terms (the "Required Financing Terms") set forth on Exhibit "C". A credit facility that complies with each of the Required Financing Terms (excluding any deviation therefrom specifically approved in writing by Investor) is herein called a "Qualified Credit Facility". However, no application, commitment or other loan document obligating the Partnership or its partners to pay any fees, costs or other amounts shall be executed without the prior written consent of Investor. If the Partnership obtains a Qualified Credit Facility, it shall be herein called the "Project Financing".

                ARTICLE II   ACQUISITION OF PROPERTY

     Section 2.1  Incorporation of Definitions From Purchase
Agreement. The following terms shall have the meanings specified for the same in the Purchase Agreement: "Closing Date" (except that the Closing Date under this Agreement shall not include any extension of the Closing Date under the Purchase Agreement that has not been approved in writing by Investor), "Escrow Agent", "Examination Period", "Deposit", "Property" and "Seller".

     Section 2.2  Other Definitions.

     "Closing" means the closing of the purchase under the Purchase Agreement and the closing of the transactions contemplated by this Agreement.

     Section 2.3 Existing Documents re Deposit. The following documents have been entered into in connection with the Deposit:

     A. That certain agreement (the "Deposit Agreement") captioned "DEPOSIT AGREEMENT", dated as of July 10, 1995, between Operator and Farallon Capital Partners, a California limited partnership ("FCP"), as amended by a letter agreement dated August 11, 1995; and

     B. That certain promissory note (the "Deposit Note") captioned "PROMISSORY NOTE", in the original principal amount of $200,000, dated as of July 10, 1995.

     Section 2.4 Action Taken Under Purchase Agreement. With respect to the Purchase Agreement, the following provisions shall apply:

     A. Generally. At all times between the date hereof and the Closing, Developer shall not give any notice, take any action or waive any matter under the Purchase Agreement except with the prior written consent of Investor. The parties will use reasonable efforts to cooperate in order to meet any time deadlines for consents by the "Buyer" under the Purchase Agreement. Developer and Investor agree to cooperate in their due diligence efforts, and without limitation on the foregoing, Developer shall supply Investor with such information relating to the Property as Investor may reasonably request from time to time (to the extent obtainable).

     B. Due Diligence. During the Examination Period, Developer shall perform such environmental, land use, financial, operational, physical, legal, title, survey, contractual and other due diligence as is customarily done by an institutional purchaser (and, without limitation, such due diligence shall be conducted with a view towards satisfying a provider of a Qualified Credit Facility). Such due diligence shall include each of the items described on Exhibit "D" and, without limitation on the foregoing, an inspection and review of all books and records of the Property (including financial records for 1993, 1994 and 1995 year to date), an inspection and review of all required licenses and permits and their assignability, a physical inspection of the condition of the Property, an analysis of the demographics in the area, an inspection and review of the hotel servicing and administrative operations, and an interview of the personnel at the hotel. Developer shall complete its due diligence and report its findings to Investor in writing at least five business days prior to the end of the Examination Period. All such due diligence shall be conducted in a professional manner in compliance with the Purchase Agreement and the "Requirements" (as defined in the Partnership Agreement) and Developer shall indemnify and defend Investor and the Partnership, and each of them, from any claims (and resulting liability, costs and expenses including attorneys' fees) arising from the manner in which such due diligence is conducted by them (such as claims for property damage, physical injury and claims for indemnification by the seller under the Purchase Agreement) to the extent the same are not fully covered by the Partnership's insurance.

     C. Pre Formation Due Diligence Costs. Developer shall advance all reasonable due diligence costs incurred pursuant to this Agreement prior to the execution of the Partnership Agreement and the closing of the acquisition of the Property by the Partnership. Upon any such acquisition, Developer shall be reimbursed at the closing for the reasonable due diligence costs associated with the Property. If the Property is not acquired by the Partnership pursuant to this Agreement for any reason, Developer shall be solely responsible for all due diligence and other costs incurred in connection with the Property.

     D. Business Plan/Budgets. During the Examination Period, Developer shall prepare a draft Business Plan, a draft Operating Budget and a draft Rehab Budget for the Property and submit the same to Investor for its approval, and shall use diligent efforts to finalize the same in a manner satisfactory to all parties.

     E. Deposit. Investor has previously advanced to Developer $200,000 which has been used to fund the Deposit pursuant to the Purchase Agreement. The Deposit under the Purchase Agreement shall be invested in a federally insured money market account or such other investments as may be approved in writing by Investor. Prior to the end of the Examination Period, Developer shall cause such amount to be refunded to Investor in the event Investor elects not to proceed with the transaction under the Purchase Agreement. In the event that the Closing shall occur, the Deposit shall be deemed applied against the Deposit Note and then credited against Investor's initial contribution obligation under the Partnership Agreement. The Deposit is to be applied and treated by Seller as provided in the Purchase Agreement. Developer shall not default or take or fail to take any action that would result in a forfeiture or delay in the return of the Deposit. The Buyer's right under the Purchase Agreement to terminate the transaction and receive a refund of the deposit thereunder shall be exercised by Operator at the election of Investor or any partner in the Partnership (which election may be made in its sole discretion); provided, however, that no such termination shall be permitted if it does not result in a refund of the deposit (unless such termination without a refund has been expressly approved or directed in writing by Investor). In the event of a refund of the Deposit, such refund shall be returned to Investor and applied against the Deposit Note. If the transactions contemplated by this Agreement are not consummated on the Closing Date because a condition in Section 5.1 has not been satisfied, then in addition to any other rights and remedies that Investor may have under this Agreement, FCP may recover the outstanding balance of the Deposit Note from Developer.

                  ARTICLE III   ADDITIONAL MATTERS

     Section 3.1 Additional Transaction Documents. Upon the closing of the acquisition of the Property pursuant to the Purchase Agreement, the following additional agreements shall be executed and delivered:

     A.   Management Agreement.  The Partnership, as owner
("Owner"), and Operator, as manager ("Manager"), shall enter into an agreement (a "Management Agreement") meeting the parameters set forth in Exhibit "E".

     B. Construction Management Agreement. The Partnership, as owner, and Operator, as construction manager, shall enter into a construction management agreement (a "Construction Management Agreement") meeting the parameters set forth in Exhibit "F".

     C. Assignment of Pre Formation Agreement. The Purchase Agreement shall be assigned to the Partnership, as of the closing of the acquisition thereunder, by an assignment ("Assignment") in form reasonably satisfactory to the parties (under which the Partnership shall assume the obligations of the Buyer thereunder first arising from and after the date of such assignment), whereupon the Partnership shall have the benefit of all of the right, title and interest of the "Buyer" in and to the Purchase Agreement (including the benefit of all of Seller's covenants, representations and warranties thereunder). Developer shall obtain the prior written consent of Seller to such assignment (to the extent required under the Purchase Agreement) prior to the end of the Examination Period.

     Section 3.2 Closing Contributions. Concurrently with the Closing, each of Investor and Developer shall make the initial contributions to the Partnership required of it under the Partnership Agreement; provided, however, the obligations of Investor to form the Partnership and to make the contributions required of it under the Partnership Agreement are subject to the satisfaction of the conditions set forth in this Agreement.

     ARTICLE IV   REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of Parties. Each party hereby represents and warrants to the other parties and the Partnership, and each of them, now and as of the Closing Date, as follows: This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by it is and on the Closing Date will be duly authorized, executed and delivered by and are and will be binding upon the same. It is a corporation or partnership as indicated in the preamble, duly organized and validly existing under the laws of the State of its formation, as indicated in the preamble. It is duly authorized and qualified to enter into and do all things required of it under the agreements it is executing in connection with this transaction. Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation to which it is subject (excluding, in the case of Investor, any of the same to which Investor will become subject upon the Closing by reason of this Agreement).

     Section 4.2  Additional Representations and Warranties of
Developer. Developer represents and warrants to Investor and the Partnership, and each of them:

          A. Purchase Agreement. Attached hereto as Exhibit "A" is a true, complete and correct copy of the Purchase Agreement and all amendments, supplements, waivers, extensions and other modifications thereto. There are no oral modifications or understandings with respect to the Purchase Agreement and, without limitation, the "Buyer" thereunder has not delivered to Seller, and has not received from Seller, any notice or demand under or in connection with the Purchase Agreement that is not included in Exhibit "A" hereto.
There is no material breach or default by the Buyer under the Purchase Agreement and to the knowledge of Developer, there is no material breach or default by Seller under the Purchase Agreement (where, for purposes of this sentence, it is assumed that Seller has knowledge of all information relating to the Property that is known to Developer). Operator is the holder of all right, title and interest to the Buyer's interest under the Purchase Agreement and, upon the Closing Date, the Partnership will acquire all such right, title and interest.

          B.  Actions Previously Taken Under the Purchase Agreement.

          (1) Leases. To the knowledge of Developer, no leases affect the Property other than the following leases (which shall be identified by parties, date and premises, and dates of all amendments), each of which has been delivered to and approved by
Investor: the leases (the "Leases") described in Exhibits "C" and "D" to the Purchase Agreement.

          (2) Contracts. To the knowledge of Developer, no agreements (other than the Leases) affect the Property other than the following agreements (which shall be described by parties, date and subject matter and dates of all amendments), each of which has been delivered to and approved in writing by Investor: the Contracts described on Exhibit "B" to the Purchase Agreement.

          (3) Due Diligence. To the knowledge of Developer, there is no basis for any claim by Seller for indemnification under the Purchase Agreement (including any claim based on Buyer's due diligence activities).

          (4) Physical Reports. All physical and environmental reports received by Developer or its affiliates respecting the Property from any source have previously been delivered to Investor.

          C. Information Acquired From Due Diligence. Neither Developer nor any of its affiliates has received any written notice or has any other actual knowledge of any change contemplated in any laws, ordinances or restrictions affecting the Property, or any judicial or administrative action, or any action by adjacent landowners with respect to the Property, and neither Developer nor any of its respective affiliates has received any written notice or has any other actual knowledge of any other fact, circumstance or condition, financial or otherwise, which would prevent, limit, impede or render more costly the acquisition, refurbishment, operation and sale of the Property in accordance with the Business Plan.

          D. Update. On the date that is three business days prior to the end of the Examination Period under the Purchase Agreement, Developer shall execute and deliver by facsimile to Investor a certificate in form reasonably satisfactory to Investor under which Developer shall represent and warrant that the representations and warranties contained in this Agreement are true and correct without exception as of such date as if made on and as of such date (or, specifying in reasonable detail such exceptions, if any, which then exist). Developer shall not take any action or omit to take any action, which action or omission would result in any such exception.

                       ARTICLE V   CONDITIONS

     Section 5.1 Conditions to Investor's Obligations. Investor's obligations to perform its undertakings provided in this Agreement (including its obligation to execute the Partnership Agreement and to make the contributions provided in the Partnership Agreement) are conditioned on the following:

     A. Performance by Developer and Operator. The due performance by each of Developer and Operator in all material respects of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Investor of the items specified in Section 6.3) and the truth of each representation and warranty in all material respects made by it in this Agreement or any document executed in connection herewith at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date. Without limitation on the foregoing, there shall be no exceptions noted in the Closing Certificate.

     B. No Bankruptcy or Dissolution. That at no time on or before the Closing Date shall any of the following ("Banktuprcy/Dissolution Event") have been done by, against or with respect to Seller, Developer, Operator or any of their respective constituent entities or principals: (1) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of a trustee or receiver of any property interest; (3) an assignment for the benefit of creditors; (4) an attachment, execution or other judicial seizure of a substantial property interest; (5) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (6) a dissolution or liquidation.

     C. Plans/Budgets. That on or before the Closing Date, the parties shall have agreed in writing upon the Business Plan, Operating Budget and Rehab Budget for the Property.

     D. Satisfaction of Conditions Under Purchase Agreement. That each and all the conditions to the obligation of the "Buyer" to purchase the Property under the Purchase Agreement shall have been satisfied in full or waived with the written consent of Investor on or before the Closing Date.

     E. Title Insurance. The Partnership shall receive on the Closing Date an ALTA (Form B) (1970, amended 10/17/70) extended coverage owner's title insurance policy with respect to the Property or an irrevocable and unconditional written commitment to issue the same (herein called the "Title Policy"), insuring the Partnership, as owner of the Property, as of the date and time the deed to the Partnership is recorded, including such endorsements as Investor may reasonably request and otherwise meeting the requirements hereinafter set forth in this Section. The Title Policy shall be issued by Escrow Agent. The Title Policy shall cover the Property and shall show that fee simple title in and to the Property and any easements appurtenant thereto is vested in the Partnership, subject only to exceptions approved in writing by Investor. The Title Policy shall be in the form of the pro forma title policy attached to the "Closing Procedure Letter" (as hereinafter defined), and Developer shall use diligent efforts to deliver to the Escrow Agent such instruments and agreements as the Escrow Agent shall reasonably require from Seller, and shall deliver to the Escrow Agent such instruments and agreements as the Escrow Agent shall reasonably require of Developer, in order to issue the Title Policy. The endorsements to the Title Policy shall include the following endorsements: (1) access (CLTA Form 103.7), (2) contiguity (CLTA Form 116.4), (3) limited liability company treated as a corporation for "Fairway" purposes, (4) owner's comprehensive (CLTA Form 100 [Owner's Modified]), (5) encroachment (CLTA Form 103.9), and (6) survey (CLTA Form 116.1).

     Section 5.2 Waiver of Conditions. Any party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No such waiver shall reduce the rights or remedies of a party by reason of any breach by the other party hereunder.

                   ARTICLE VI   CLOSING CONFERENCE

     The closing (the "Closing") of the transactions herein provided shall be consummated through a closing conference (the "Closing Conference") which shall be held on the Closing Date at the offices of Pircher, Nichols & Meeks, 1999 Avenue of the Stars, Suite 2600, Los Angeles, California 90067 or such other place as the parties hereto may hereafter agree upon.

     Section 6.1 Closing Date. As used herein, the "Closing Date" means August 16, 1995, or such other date as the parties may agree upon in writing.

     Section 6.2 Escrow. The deliveries to be made under this Article shall be made in accordance with and subject to an escrow letter (the "Closing Procedure Letter") from the parties to the Escrow Agent being executed concurrently herewith.

     Section 6.3 Deliveries. On the Closing Date, the parties shall deliver the following items:

     A. Items to be Delivered by Investor. Investor shall deliver or cause to be delivered:

          (1) Funds. The amount required to be contributed by it to the Partnership on the Closing Date under the Partnership
Agreement.

          (2) Partnership Agreement. Four original counterparts of the Partnership Agreement, duly executed by Investor.

     B. Items to be Delivered by Operator and Operator Subsidiary. Operator and Operator Subsidiary shall deliver or cause to be delivered:

          (1) Funds; Demand Notes; Pledge Agreements. The funds and demand notes required to be contributed by Operator Subsidiary to the Partnership on the Closing Date under the Partnership Agreement and the collateral (including the demand notes from Operator to Operator Subsidiary) and duly executed endorsements and pledge agreements therein required to be delivered in connection therewith.

          (2) Partnership Agreement. Four original counterparts of the Partnership Agreement, duly executed by Operator Subsidiary.

          (3) Management Agreement. Four originals of a Management Agreement, duly executed by Operator Subsidiary, as a partner of the Partnership, and Operator, as manager, with respect to the Property acquired by the Partnership on the Closing Date.

          (4) Construction Management Agreement. Four originals of a Construction Management Agreement, duly executed by Operator
Subsidiary, as a partner of the Partnership, and Operator, as construction manager, with respect to the Property acquired by the Partnership on the Closing Date.

          (5) Assignment. Four originals of the Assignment, duly executed by Operator, with respect to the Purchase Agreement.

          (6) Closing Certificate. If the Closing Date occurs after the date of this Agreement, a certificate (the "Closing Certificate") in a form reasonably agreed upon by the parties and consistent with this paragraph, dated as of the Closing Date and duly executed by Developer, representing that the representations and warranties of Developer contained in this Agreement or any document executed in connection herewith are true and correct without exception as of the Closing Date as if made on and as of the Closing Date (or, specifying in reasonable detail such exceptions, if any, which then exist). Developer shall not take any action or omit to take any action, which action or omission would result in any such exception.

     Section 6.4 Closing Authorization. Upon satisfaction of all the conditions in the Closing Procedure Letter for delivery of the funds and instruments described in Section 6.3 and receipt of written advice by the Escrow Agent that such conditions have been satisfied and that Escrow Agent is prepared to close the escrow, Investor shall deliver the authorization of Investor to close as specified in the Closing Procedure Letter.

                     ARTICLE VII   MISCELLANEOUS

     Section 7.1  Brokers.

     A. Except as provided in subsection B below, each party represents and warrants to the other party and the Partnership, and each of them, that no broker or finder has been engaged by it (or any of its affiliates) in connection with the formation of the Partnership contemplated by this Agreement or the other transactions contemplated hereby. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then each party shall indemnify and defend the other parties and the Partnership, and each of them, from the same if it shall be based upon any statement or agreement alleged to have been made by the indemnifying party or its affiliates.

     B. Developer has engaged Prudential California Realty, Inc. (as finder), Lullwater Investors, L.P., Terry Huggins, Charles Swanson and Michael Lewitt in connection with the transactions contemplated by this Agreement, and Developer shall be solely responsible for all fees and other compensation which it has agreed to pay such persons and entities and shall indemnify, protect, defend and hold Investor, the Partnership, and the assets of the Partnership, and each of them, harmless from and against any and all "Claims" (as defined in the Partnership Agreement) in any way arising in connection with any claims made by such persons and entities in connection with the transactions contemplated hereby.

     Section 7.2 Survival. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the closing hereunder and the transfer and conveyance of the Property hereunder and any and all performances hereunder. All warranties and representations shall be effective regardless of any investigation made or which could have been made by the party benefitting from such warranties and representations.

     Section 7.3 Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

     Section 7.4 Limitation of Liability. No advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of or in Investor (including Farallon Capital Management, Inc.), or of or in Farallon Capital Management, Inc., shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each party and its respective successors and assigns and, without limitation, all other persons and entities, shall look solely to Investor's assets for the payment of any claim against, or for any performance by such party, and each party hereby waives any and all such personal liability. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Investor provided by law or by any other contract, agreement or instrument.

     Section 7.5  Matters of Construction.

     A. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto
respecting such matters.   Without limitation on the foregoing, this
Agreement amends and restates and supersedes in its entirety that certain agreement captioned "BASIC AGREEMENT" dated as of August 14, 1995, by and among the parties hereto. This Agreement may be amended by written agreement of amendment executed by all parties hereto, but not otherwise.

     B. Time of the Essence. Time is of the essence of this Agreement.

     C. Captions. Article, Section and Exhibit headings shall not be used in construing this Agreement.

     D. Cumulative Remedies. No remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided). Operator and Operator Subsidiary shall be primarily, jointly and severally liable for each of the obligations and liabilities of Developer, each of the obligations and liabilities of Operator, and each and all of the obligations and liabilities of Operator Subsidiary, under this Agreement or any other agreement or instrument executed in connection herewith (including the Partnership Agreement, the Management Agreement and the Construction Management Agreement and the certificates required to be rendered under this Agreement or such other agreements). Each of Operator and Operator Subsidiary hereby waives any surety or guarantor defenses that might otherwise apply.

     E. No Waiver. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

     F. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of California (without regard to conflicts of law). Each party hereby consents to the jurisdiction of any state or federal court located within Los Angeles or San Francisco County, California, waives personal service of any and all process upon it, consents to service of process by registered mail directed to it at the address stated in Section 7.8 hereof, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). In addition, each party consents and agrees that venue of any action instituted under this Agreement or any agreement executed in connection herewith shall be proper in Los Angeles or San Francisco County, California, and hereby waives any objection to venue.

     G. Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in this Agreement.

     H. Non Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non business day (i.e., Saturday, Sunday or a holiday recognized by the U.S. federal government or the State of New York, Georgia or California), then such period or date shall be extended until the immediately following business day.

     I. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     J.  No Third Party Beneficiaries.  Except as set forth in
Section 2.4E, with respect to FCP, nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

     K.  Certain Terminology.

          (1)  Whenever the words "including", "include" or
"includes" are used in this Agreement, they should be interpreted in a non exclusive manner as though the words ", without limitation" immediately followed the same.

          (2) Except as otherwise indicated, all Article, Section and Exhibit references in this Agreement shall be deemed to refer to the Articles and Sections in, and the Exhibits to, this Agreement.

     L. Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party and shall not be deemed to have been given unless given in writing.

     Section 7.6 Attorneys' Fees. If any party obtains a judgment against any other party by reason of breach of this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys' fees (including the reasonable value of in house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

     Section 7.7 Successors and Assigns. No party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the others (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder). No consent given to any such transfer or assignment shall be construed as a consent to any other transfer or assignment. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

     Section 7.8 Notices. Any notice which a party is required or may desire to give another party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by telecopy, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above. Any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

     TO DEVELOPER, OPERATOR OR OPERATOR SUBSIDIARY:

     Ridgewood Properties, Inc.
     2859 Paces Ferry Road
     Suite 700
     Atlanta, Georgia  30339
     Attention:                    Mr. N. Russell Walden
     Telephone No.:               (404) 434 3670
     Facsimile No.:               (404) 433 8935

     With Copy to:

     Troutman Sanders
     Suite 5200
     600 Peachtree Street, N.E.
     Atlanta, Georgia  30308/2216
     Attention:                    John W. Moore, Esq.
     Telephone No.:               (404) 885 3188
     Facsimile No.:               (404) 885 3900

     TO INVESTOR:

     c/o Farallon Capital Management, Inc.
     One Maritime Plaza
     Suite 1325
     San Francisco, California  94111
     Attention:                    Mr. Jason M. Fish
     Telephone No.:               (415) 421 2132
     Facsimile No.:               (415) 421 2133

     With Copy To:

     Pircher, Nichols & Meeks
     1999 Avenue of the Stars, Suite 2600
     Los Angeles, California  90067
     Attention:                    Real Estate Notices (SAC/RCS)
     Telephone No.:               (310) 201 8900
     Facsimile No.:               (310) 201 8922

Any notice so given by mail or courier service shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or other proof of delivery. Any such notice not so given (including facsimile transmission) shall be deemed given upon receipt of the same by the party to whom the same is to be given.

     Section 7.9 Counderparts. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  INVESTOR:

                                  RW HOTEL INVESTMENT PARTNERS, L.P.
                                  a Delaware limited partnership,

                                  By: RW HOTEL INVESTORS, INC.,
                                   a Delaware corporation,
                                   General Partner

                                   By:  ____________________________
                                   Name:  __________________________
                                   Title: __________________________

                                  OPERATOR:

                                  RIDGEWOOD PROPERTIES, INC.,
                                  a Delaware corporation

                                  By: ______________________________
                                  Name: ____________________________
                                  Title: ___________________________

                                  OPERATOR SUBSIDIARY

                                  RIDGEWOOD HOTELS, INC.,
                                  a Georgia corporation

                                  By:  _____________________________
                                  Name:  ___________________________
                                  Title: ___________________________

                 ASSIGNMENT, ASSUMPTION AND RELEASE


     Effective as of September 8, 1995:

     1. Assignment. RW Hotel Investment Partners, L.P., a Delaware limited partnership ("Assignor"), hereby transfers all of the right, title and interest of "Investor" under the foregoing agreement to RW Hotel Investment Associates, L.L.C., a Delaware limited liabilty company ("Assignee").

     2. Assumption. Assignee hereby assumes all of the obligations and liabilities of Investor under the foregoing agreement.

     3. Release. Ridgewood Properties, Inc. and Ridgewood Hotels, Inc. hereby consent to such transfer and assignment and agree that Assignor and its general partner are hereby released from any and all liability and obligations under the foregoing agreement or any document executed in connection therewith.

                                  ASSIGNOR:

                                  RW HOTEL INVESTMENT PARTNERS, L.P.
                                  a Delaware limited partnership,

                                  By:  RW HOTEL INVESTORS, INC.,
                                   a Delaware corporation,
                                   General Partner

                                   By:  ____________________________
                                   Name:  __________________________
                                   Title:  _________________________

                                  OPERATOR:

                                  RIDGEWOOD PROPERTIES, INC.,
                                  a Delaware corporation

                                  By:  _____________________________
                                  Name:  ___________________________
                                  Title:  __________________________

                                  OPERATOR SUBSIDIARY

                                  RIDGEWOOD HOTELS, INC.,
                                  a Georgia corporation

                                  By:  _____________________________
                                  Name:  ___________________________
                                  Title:  __________________________

                                  ASSIGNEE:

                                  RW HOTEL INVESTMENT ASSOCIATES,
                                  L.L.C.,
                                  a Delaware limited liability
                                  company

                                  By:  FARALLON CAPITAL MANAGEMENT,
                                       INC.,
                                       a Delaware corporation,
                                       Manager

                                   By:  ____________________________
                                   Name:  __________________________
                                   Title:  _________________________


                       TABLE OF DEFINED TERMS


Term                                                 Page

"Agreement"                                        Exh. "C"
"Approved Budget"                                  Exh. "E"
"Approved Rehab Budget"                            Exh. "F"
"Assignment"                                             5
"Bankruptcy/Dissolution Event"                           8
"Business Plan"                                          1
"Closing"                                             2; 9
"Closing Certificate"                                   10
"Closing Conference"                                     9
"Closing Date"                                           9
"Closing Procedure Letter"                               9
"Construction Management Agreement"                      5
"Contractors"                                      Exh. "F"
"Deposit"                                                2
"Deposit Agreement"                                      2
"Deposit Note"                                        2; 4
"Developer"                                              1
"Escrow Agent"                                           2
"Examination Period"                                     2
"FF&E Reserve"                                     Exh. "E"
"Institutional Investor"                           Exh. "C"
"Investor"                                               1
"Management Agreement"                                   5
"Manager"                                                5
"Operating Budget"                                       1
"Operator"                                               1
"Operator Subsidiary"                                    1
"Owner"                                                  5
"Partnership"                                            1
"Partnership Agreement"                                  1
"Project"                                          Exh. "F"
"Project Financing"                                      2
"Property"                                               2
"Proposed Encumbrance"                             Exh. "C"
"Proposed Lender"                                  Exh. "C"
"Proposed Loan"                                    Exh. "C"
"Purchase Agreement"                                     1
"Qualified Credit Facility"                              2
"Rehab Budget"                                           1
"Requirements"                                           3
"Required Financing Terms"                      2; Exh. "C"
"Required Improvements"                            Exh. "F"
"Requirements"                                           3
"Title Policy"                                           8


                            EXHIBIT LIST



     A       Purchase Agreement

     B       Form of Partnership Agreement

     C       Required Financing Terms

     D       Due Diligence Checklist

     E       Management Agreement Parameters

     F       Construction Management Agreement Parameters

                           EXHIBIT "A"

                        PURCHASE AGREEMENT



                          [SEE ATTACHED]


                           EXHIBIT "B"

                  FORM OF PARTNERSHIP AGREEMENT



                          [SEE ATTACHED]


                             EXHIBIT "C"

                      REQUIRED FINANCING TERMS


     The following requirements constitute the "Required Financing Terms" referred to in the agreement (this "Agreement") to which this
Exhibit is attached and of which this Exhibit is a part. Except as otherwise indicated, each capitalized term used herein shall have the meaning set forth for the same elsewhere in this Agreement.

     Without limitation on the other requirements set forth in this Agreement, any financing (the "Proposed Loan"), as well as the note (the "Proposed Note") evidencing the same and the deed of trust and other security instruments (collectively, the "Proposed Encumbrance") securing the same, must satisfy each of the requirements set forth in this Exhibit, except for any deviation therefrom specifically approved in writing by Investor.

          1. Proposed Lender. The lender ("Proposed Lender") under the Proposed Loan must be an "Institutional Investor" (which, as used herein, means a banking institution, building and loan association, pension fund, municipal or state employees' or teachers' retirement fund, real estate investment trust, federal or state savings and loan association, savings bank or insurance company) reasonably satisfactory to the Partners.

          2. Fees, Points and Other Charges. Any application fees, earnest money deposits, commitment fees, points and other charges must be approved in writing by Investor.

          3. Amount. The principal amount of the Proposed Note must not exceed an amount which, when added to the maximum amount of any other loans to which the "Partnership Property" (as defined in the Partnership Agreement") is then subject or is then to be subject (assuming that any possible achievement or other fundings will in fact be funded), equals 70% of the then-current fair market value of the Partnership Property.

          4. Debt Service Coverage. The debt service under the Proposed Loan shall be such that the following debt service coverage requirement is satisfied (and Developer shall deliver to Investor evidence reasonably satisfactory to Investor of the satisfaction of such requirement): The then stabilized net operating income (or, if less, the then actual net operating income from the Partnership Property) shall be no less than 150% of the sum of the aggregate annual amount of monthly payments of principal and interest payable under the Proposed Loan and any other loans to which the Partnership Property is then subject or is then to be subject (assuming that any possible future achievement or other fundings will in fact be funded).
          5. Nonrecourse Loan; Security. The Proposed Loan must be nonrecourse, and Proposed Lender must expressly agree in the Proposed Note and the Proposed Encumbrance to look solely to the Partnership Property for repayment of the Proposed Loan. There may be customary exceptions from the nonrecourse provisions for fraud or intentional misrepresentation, intentional misappropriation of rents, security deposits, casualty and condemnation proceeds or other proceeds from the Partnership Property, and violations of environmental laws; however, the Proposed Lender's recourse with respect to such exceptions shall be limited to the assets of the Partnership or the general partners thereof (and their respective constituents and principals). In no event may the Proposed Loan be secured by real or personal property other than the Partnership Property; and in no event may the Proposed Loan be guaranteed by any individual, partnership, corporation or other entity without Investor's prior written consent.

          6. Security Instruments. The Proposed Encumbrance may include only the following instruments: (a) a first mortgage or first deed of trust which shall cover only the Partnership Property;
(b) a security agreement covering the personal property included in the Partnership Property; (c) an assignment of the tenant leases of space in the building included in the Partnership Property; (d) an assignment of rents covering the receipts under such tenant leases; and (e) such other instruments as may be reasonably requested by Proposed Lender (provided that the terms of such documents otherwise comply with these Required Financing Terms).

          7. Exculpation of Partners. The Proposed Note and Proposed Encumbrance shall each contain an express provision to the effect that no personal liability or cost or expense of any kind or nature may be imposed upon or result to any Partner or any advisor, member, trustee, director, officer, partner, employee, beneficiary, shareholder or agent of any Partner or any direct or indirect partner of any Partner (including Farallon Capital Management, Inc.), directly or indirectly, by reason of or in connection with the Proposed Loan, the Proposed Note and Proposed Encumbrance; provided, however, that the Proposed Note and the Proposed Encumbrance may contain an exception to the exculpatory provisions under which the general partners of the Partnership may have personal liability for fraud or intentional misappropriation of funds.

          8. Dragnets; Cross Defaults. The Proposed Encumbrance may not secure (and no rights will be exercisable thereunder by reason of breach or default under) any obligation, indebtedness, claim or right other than (a) the Proposed Note executed in connection therewith (including any modifications, extensions or renewals thereof), and (b) the covenants relating to the Partnership Property made in such Proposed Encumbrance. Without limitation on the generality of the foregoing, the Proposed Encumbrance will not secure any monetary debts or obligations except those evidenced by the Proposed Note or consisting of costs and charges related to enforcement of covenants in the Proposed Encumbrance upon default.

          9. Changes in Terms of Proposed Loan. The Proposed Encumbrance must provide that Proposed Lender may not, without the prior written consent of all Partners, agree to (a) renew or extend the Proposed Loan or (b) change any economic terms or conditions or materially change any non economic terms or conditions of the Proposed Note or Proposed Encumbrance (including any increase in the amount of the Proposed Loan).

          10. No Equity Participation. The Proposed Lender shall not be given any equity participation. The Proposed Loan may not permit any interest to accrue without being paid within one month; and no additional interest, percentage interest or contingent interest (including any interest based on a percentage or share of gross or net income or of sale, financing, insurance or condemnation proceeds) may be payable under or in connection with the Proposed Loan.

          11. Interest. The Proposed Loan must provide for interest at a rate approved by Investor. There shall be no interest accruals, any interest being payable monthly on a current basis.

          12. Monthly Payments; Amortization. The Proposed Loan may provide for monthly payments and amortization approved by Investor.

          13. Prepayment. Prepayment must be permitted, in whole or in part, without premium or penalty (other than a customary yield maintenance formula that will not apply during the 90 day period prior to maturity).

          14. Term; Maturity. The Proposed Loan must have a term of not less than 5 years (i.e., the maturity date of the Proposed Loan must not occur, absent acceleration due to default, prior to the date which is 5 years after the first funding of the Proposed
Loan). Proposed Lender must have no right to "call" (i.e., accelerate without cause) the Proposed Loan without at least nine months' prior written notice and in no event prior to the end of the 5th year.

          15. Notice. The Proposed Encumbrance and the Proposed Note must provide that before taking any action by reason of any default under the Proposed Encumbrance or Proposed Note, Proposed Lender must give not less than five days' written notice to the Partnership (in the case of a monetary default) and 30 days' written notice to the Partnership of such default (in the case of nonmonetary default), and the Partnership shall have the right to cure the default within the five day period (in the case of monetary default) and to commence curing the default within such 30-day period and to thereafter diligently prosecute such cure to completion (in the case of a nonmonetary default).

          16. Due on Sale or Encumbrance. The Proposed Note and Proposed Encumbrance may not restrict or limit the sale, assignment, encumbrance or transfer of the Partnership Property (or any portion thereof) or any interest in the Partnership Property or in the Partnership, except upon such reasonable conditions as Proposed Lender may impose.

          17. Insurance and Condemnation Proceeds. The Proposed Encumbrance must provide that insurance and condemnation proceeds are to be released for the purpose of effecting repairs and restoration of the Partnership Property connected with the damage, loss or taking which resulted in such insurance or condemnation proceeds, subject to such reasonable conditions as Proposed Lender may impose.

          18. Other Terms. The other terms and provisions of the Proposed Note and Proposed Encumbrance shall be satisfactory to Investor and may not be more onerous or disadvantageous to the Partnership than the provisions contained in then market loans under similar circumstances.


                             EXHIBIT "D"

                       DUE DILIGENCE CHECKLIST



I.   COLLECTION OF INFORMATION

     Collection of information concerning the hotel, including:

     A.   FINANCIAL.

          Audited annual profit and loss statements, with full supporting schedules, for the past five years.

          Most recent year-to-date profit and loss statement with comparison to previous year.

          Monthly profit and loss statements, with full supporting schedules, for the past three years.

          Audited balance sheet for the past five years.

     B.   OPERATIONS.

          1.   Occupancy and rates

               Occupancy and average rate by month for the past three years.

               Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information.

          2. Capital Expenditures. Capital expenditures for the past five years, with any current estimates for future expenditures, including any PIP expenditures required by franchisor.

          3. Taxes. Real and personal property tax bills for the past three years.

          4. Insurance. List of all insurance coverage, including cost and expiration.

          5. Services and Supplies. List of all purveyors and sources of supplies and services.

          6.   Inventory.  List of inventory.

          7. Payroll. List of employees, including name, position, salary and wage scale, and benefits to which they are entitled.

          8. Leasing. List of all tenants, rent rolls, deposits, and terms of leases.

     C.   FRANCHISE INFORMATION.

          Franchise inspection and deficiency reports for the past two years.

          Franchise reservation reports for the past two years.

     D.   FINANCING.

          Copies of all notes and mortgages currently encumbering the property.

          Estoppel (or payoff) letter from any mortgagee.

     E.   INTELLECTUAL PROPERTY.

          Copies of all trademarks, trade names, and copyrights.

     F.   MARKET INFORMATION.

          Copies of all recent (i.e., within the past three years) appraisals, market studies and marketing plans.

     G.   PHYSICAL.

          Architectural and engineering plans and specifications.

          Engineering and soil reports, and environmental audits.

          Recent health, fire, building, and elevator inspection reports.

          Physical inventory of FF&E, supplies, consumables, and inventories.

     H.   LEGAL.

          1. Litigation. Details of any litigation pending against the hotel.

          2. Compliance. Copies of liquor licenses and any other required licenses, permits or governmental authorizations.

          3. Contracts. Copies of all service contracts, leases, franchises, employee contracts, permits, management agreements, union agreements, and any instruments that the purchaser is expected to assume.

          4. Title. Survey (as built), legal description, most recent title policy, commitment or report and copies of all documents affecting title.

II.  ANALYSIS

     Analyze all information collected and, without limitation, undertake the following:

     A.   MARKET ANALYSIS.

          Conduct or commission an economic market study [and appraisal].

     B.   PROPERTY INSPECTION.

          Thorough property inspection and evaluation and an in depth review of all physical components of the property, including: mechanical, electrical, plumbing, and structural elements, as well as telephone, electronic, and computer systems and items of decor. This review should be performed by an engineer approved by Investor who is familiar with the industry.

     C.   FINANCIAL AUDIT.

          An audit of operating statements and other financial information relied upon by the purchaser. This audit should be performed by an accountant approved by Investor with experience in the industry.

     D.   TITLE REVIEW.

          A review of the various factors that could affect the title to a property. A title search should be performed by a title insurance company approved by Investor and the documents affecting title and a survey should be reviewed by counsel approved by Investor.

     E.   PROPERTY TAX VERIFICATION.

          An investigation into the current status of the tax assessment imposed on the property. When a hotel is sold, the local taxing jurisdiction is likely to investigate the terms of the sale and possibly adjust the property's assessed value upward to reflect the sale price. A new assessed value (with the resulting increase in property taxes) could adversely affect the property's future cash flow. A property tax verification shall be performed by a knowledgeable property tax consultant approved by Investor to: (1) provide an accurate estimate of future tax liabilities; and (2) assist in minimizing any upward adjustment made by the assessor.

     F.   ENRIVONMENTAL INSPECTION.

          An inspection made by a qualified engineer approved by Investor to disclose any potential environmental hazards (e.g. subsurface toxic waste materials) that may exist on or within the property site.

     G.   LEGAL VERIFICATIONS.

          An investigation undertaken by an attorney approved by Investor into all the property's licenses, permits, franchises, and other documents to determine (1) whether they can be freely transferred from the seller to the buyer and (2) whether the property is in compliance with applicable laws (and if such compliance has been waived because the property is "grandfathered", whether compliance will be required in the event of substantial damage or alterations).

                             EXHIBIT "E"

                   MANAGEMENT AGREEMENT PARAMETERS


     The terms of the Management Agreement shall be as follows (or as otherwise agreed upon by Investor and Operator):

Term: Until December 31, 2000, subject to early termination (at the election of Investor on behalf of the Partnership) for cause, including default, bankruptcy/dissolution events, change in ownership, control or operation of Operator, termination of Operating Subsidiary as the General Partner of the Partnership, sale, casualty, condemnation of the Property, or termination of the Partnership.

Obligations:   Operator will have all of the customary third party
               manager obligations relating to hotel management and operations and without limitation, will have its own employees (so that the Partnership will not be required to hire employees) to carry out its responsibilities under the Management Agreement
               (provided that, to the extent specifically permitted under the Operating Budget, full time on site employees may be employed by Ridgewood Hotels, Inc.
               so long as their sole responsibilities for Ridgewood
               Hotels, Inc. is as on site employees for the Property and they are not employees of Owner). Such obligations will include the preparation of an annual budget and monthly updates (which shall be subject to the approval of Investor on behalf of the Partnership, and as approved shall be referred to as the "Approved Budget"), maintenance of books and records, maintenance and repair, procuring and maintaining insurance, advertising and promotions, leasing rooms and other facilities on a daily basis, collection of revenue and generation of monthly reports, the making of payments on behalf of the Partnership, monitoring compliance with the obligations of and restrictions upon the Property
               (including all obligations under the Holiday Inn or other franchise agreement applicable to the Property), negotiating (and presenting them to the Partnership for approval) contracts and rental agreements, recommending legal action, and maintaining and utilizing a furniture, fixtures and equipment reserve ("FF&E Reserve") for such Property, which shall be established from monthly available net cash flow from the Property in an amount equal to 4% of the monthly gross revenues from the Property (or such other amount as may be approved by Investor on behalf of the Partnership).

Compensation:  Operator shall be entitled to the following property management fees: (1) on the 15th day of each month, Operator shall be entitled to 2.5% of the gross revenues from the Property for the prior month, which will be paid concurrently with the delivery of the monthly report for the Property; and (2) concurrently with the delivery of the annual report for the Property for each whole or partial calendar year during the term of the Management Agreement, Operator shall be entitled to an additional incentive fee equal to 1% of the gross revenues from the Property for such year, but only if the aggregate "Net Operating Income" (which, for a particular period, means the "Distributable Cash", as defined in the Partnership Agreement, for such period with the following adjustments: (i) no sale proceeds or financing proceeds shall be included in Distributable Cash; (ii) there shall be no deduction for principal or interest payments under any loan to the Partnership; (iii) costs that are capitalized and then included in "Qualified Aggregate Acquisition Costs" shall not be deducted as expenses; and (iv) no income or expense from property not owned by the Partnership at the end of such period shall be taken into account, on an annualized basis for a particular year, but in any case after payment of all incentive management fees contemplated by this clause (2)) equals or exceeds 13.5% of the then "Aggregate Acquisition Costs" (which, as of a particular date, means the following costs, to the extent paid or incurred by the Partnership on or before such date, by the Partnership: purchase price, due diligence costs, closing costs, PIP costs and other costs that would normally be capitalized and are required to be capitalized under generally accepted accounting principles as part of the acquisition cost of such property); provided, however, that the fees described in clauses (1) and (2) above shall be reduced by any construction cost overruns that have not been offset by construction management fees, pursuant to the Construction Management Agreement. "Qualified Aggregate Acquisition Costs" as of a particular date means the aggregate purchase prices actually paid on or before such date by the Partnership for Partnership Property then or theretofore owned by the Partnership as to which all rehabilitation work and other capital improvements contemplated by the Business Plan (including any work required by the Holiday Inn Property Improvement Plan or similar franchise program) have been completed and paid for and approved in writing by Holiday Inns Franchising, Inc. or other applicable franchisor. No other compensation shall be payable to Operator in connection with the Management Agreement (including any leasing or rental commissions or brokerage fees). Notwithstanding the foregoing, there will be no property management fees payable pursuant to clauses
               (1) or (2) above with respect to the 12-month period commencing upon the Closing. Operator shall be entitled to its reasonable, out-of-pocket third party expenses in connection with the performance of its duties under the Management Agreement but only to the extent the same are described in and are within the limits set forth in the Approved Budget.

Other Terms:   The form of the Management Agreement shall
               incorporate the foregoing parameters and shall otherwise be subject to the reasonable approval of Operator and Investor.


                             EXHIBIT "F"

            CONSTRUCTION MANAGEMENT AGREEMENT PARAMETERS


     The terms of the Construction Management Agreement shall be as follows (or as otherwise agreed upon by Investor and Operator):

Term: The earlier of (a) completion of the improvements which are the subject of the Construction Management Agreement, and delivering to Owner evidence (to be specified) that such completion has occurred in accordance with the Construction Management Agreement, subject to early termination (at the election of Investor on behalf of the Partnership) for cause, including default, bankruptcy/dissolution events, change in ownership, control or operation of Operator, termination of Operating Subsidiary as the General Partner of the Partnership, sale, casualty, condemnation of the Property, or termination of the Partnership.

Obligations:Operator will have all of the customary third party construction management obligations relating to the planning, development, construction and completion of certain improvements to the Property, as such improvements are designated by Investor on behalf of the Partnership in the Construction Management Agreement (which such improvements shall include any improvements required under any franchise agreement applicable to the Property or any other improvements as may be agreed upon by the partners in the Partnership, and shall be known collectively as the "Required Improvements"). Operator shall be responsible for the preparation of the budget for such Required Improvements and monthly updates thereof (which shall be subject to the approval of Investor on behalf of the Partnership, and as approved shall be referred to as the "Approved Rehab Budget") . Operator will have its own employees (so that the Partnership will not be required to hire employees) to carry out its responsibilities under the Construction Management Agreement, but shall retain third party independent contractors (collectively, "Contractors"), such as architects, engineers, contractors and attorneys, interior designers, landscape architects and other consultants which are necessary or desirable in connection with the project contemplated by the Approved Rehab Budget (the "Project"), provided such Contractors are approved by the Partnership and are contemplated by the Approved Rehab Budget. Operator is to administer, supervise and coordinate with the Contractors on behalf of the Partnership in order to complete the Project in accordance with the Approved Rehab Budget, all applicable laws and the plans and specifications for the Project approved by the Partnership. Operator shall perform other normal development functions including negotiating contracts with such Consultants (and presenting them to the Partnership for approval), procuring of all governmental permits and approvals, establishing and maintaining appropriate books and financial records and cost control systems for the Project, and making monthly financial reporting to the Partnership.

Compensation:  Operator shall be entitled to a construction
               management fee equal to 3.5% of hard and third party soft construction costs in the Approved Rehab Budget, which shall be paid upon completion of the Project. Any cost overruns from the Approved Rehab Budget shall be netted dollar for dollar against such construction management fee and, to the extent any portion of such cost overruns have not been offset, the same shall be netted dollar for dollar against the fees under the Management Agreement). However, any subsequent cost savings shall result in reimbursement of any fees previously netted in the amount of or equal to such savings. Notwithstanding the foregoing, there will be no construction management fees payable to Operator in connection with the Project. No other compensation shall be payable to Operator in connection with any Construction Management Agreement. Operator shall be entitled to its reasonable, out of pocket third party expenses in connection with the performance of its duties under the Construction Management Agreement but only to the extent the same are described in and are within the limits set forth in the Approved Budget.

Other Terms:   The form of the Construction Management Agreement
               shall incorporate the foregoing parameters and shall otherwise be subject to the reasonable approval of Operator and Investor.